Regional Management Corp. Mourns Passing of Board Member Philip Bancroft

Greenville, South Carolina – November 10, 2023 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, issued a statement today announcing the loss of board member, Philip Bancroft, who unexpectedly passed away earlier this month.

“We are deeply saddened by Phil’s sudden and untimely passing,” said Carlos Palomares, Chair of the Board of Directors of Regional Management Corp. “He was a well-respected member of the Board who brought to us a wealth of knowledge and experience, a keen business sense, strong ethics, calm wisdom, and sound judgment. It was a privilege to work alongside Phil, and we will be forever grateful for his contributions to our company. He will be greatly missed by all of us at Regional and by all who knew him.”

“Phil was a thoughtful, passionate, empathetic, and generous colleague and friend who built an extraordinary legacy throughout his lifetime,” added Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “He was a tremendous supporter of the company and our management team, and for that, I will forever be appreciative. Phil leaves behind many friends and a beloved family, and our thoughts and prayers are particularly with his wife, Denise, and his children, Philip, Kristen, and Danielle. On behalf of the directors, management, and employees of Regional, we extend our heartfelt condolences to Phil’s family during this difficult time.”

Mr. Bancroft served on the Regional Management Board of Directors since January 2022, including most recently as Chair of the Board’s Audit Committee and as a member of the Board’s Risk Committee. Prior to joining Regional Management’s Board of Directors, Mr. Bancroft was the Chief Financial Officer and Executive Vice President of Chubb Limited, the largest publicly traded property and casualty insurance company in the world, from 2016 to 2021. Prior to Chubb, he was the Chief Financial Officer of ACE Limited from 2001 to 2016. Mr. Bancroft also served as Partner-in-Charge for the New York Regional Insurance Group of PricewaterhouseCoopers (PwC) from 1996 to 2001, and spent nearly 20 years at PwC in various roles, including ten years as a partner. In addition to serving on Regional Management’s Board, Mr. Bancroft served on Saint Joseph’s University Haub School of Business/Advisory Board for Insurance Risk Management and various other non-profit boards. He was certified as a public accountant and earned his Bachelor of Business Administration in Accounting from Temple University.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” online and in branch locations in 19 states across the United States. Most of its loan products are secured, and each is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations
Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com